EXHIBIT 10.24

                              REAL-ESTATE AGREEMENT

This REAL ESTATE SALES AGREEMENT ("Agreement") is made as of this 17th day of December 2004, by and between Grupo Akkar, a Florida Limited Liability Company ("Seller"), and Extreme, LLC, a Florida Limited Liability Company ("'Purchaser"} and Genesis Technology Group, Inc ("Guarantor" of Purchaser).

                                    RECITALS

A. Seller is the owner of certain condominium unit hereinafter referred to as the "Property": Unit 5 of PALMETTO WEST PARK CONDOMINIUM, a Condominium, according to The Declaration of Condominium recorded in OR Bk. 19136, Pg. 76, and all exhibits and amendrnents thereof, Public Record* of Miami-Dade County, Florida, and the following Personal Property: One forklift (subject to loan which Purchaser will assume) aloes with two rows of wall to wall racks and full existing alarm system and security equipment end several security cameras.

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property.

THEREFORE, in consideration of the above Recitals- the mutual covenants and agreements herein set forth and the benefits to be derived there from, and other good and valuable consideration, the receipt arid sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows;

1. PURCHASE AND SALE

Subject to and in accordance with the terms end conditions set forth in this Agreement. Purchaser shall purchase from Seiler and Seiler shall sell to Purchaser all of Seller's right, title, and interest in and to the following (hereinafter collectively, the "Property"):

2. PURCHASE PRICE

The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Property to Seven Hundred Ninety Thousand Dollars ($ 790,000.00). The Purchase pries shall be paid as follows:

(a) Earnest Money

    (1) Within two (2) business days alter execution of this Agreement by Purchaser and Seiler, Purchaser shall deliver to Law Office of Zachary Zurich, PL Trust Account. ("Escrowee") initial earnest money (the "Initial earnest Money") in the sum of Fifteen Thousand Dollars and Ned ($15 ,000)

    (2) Each 30 days after the effective date Purchaser shall deliver an additional 55,000,00 in Earnest Money to Escrowee.

    (3) The Earnest Money shall be non-refundable upon delivery.

    (4) Deposits pursuant to section 2,(e)(2) maybe released by Escrowee to Seller upon request of Seller without any further approval from Purchaser,

(b) Cash at Closing, At Closing, Purchaser shall pay to Seller, by wire transfer of current federal fiords or cashier's cheek form a local bank acceptable to Escrowee, an amount equal to the Purchase Price, minus the sum of the Earnest Money, and plug or minus the case may require, the closing prorations and adjustments to be made pursuant to Section 4(c) below,

1 of 9

3. EVIDENCE OF TITLE

(a) Title Commitment. Seller shall, within twenty (20) days after the date of this Agreement, obtain and deliver to Purchaser a current (that is effective not earlier than thirty days prior to the data of this Agreement) commitment for an ALTA Owner's Title Insurance Policy (the "Title Commitment"), in the amount of the Purchase Price, underwritten by a nationally-recognized title insurer selected by Seller (the "Title Insurer") Copies of all exceptions reflected in Schedule B Section 2 of the Title Commitment shall be delivered to Purchaser simultaneously with delivery of the Title Commitment,

(b) Review of Title Commitment. If the Title Commitment disclose exceptions to title other than as set forth on Exhibit A then Purchaser may terminate this contract but it shall only receive a refund of it's deposit made under section 2(a)(1) in the amount of $ 15,000. Alai such deposit Shell only be refunded if all other deposits required hereunder are made and retained by the Seller and the Seller is given a complete release.

4. CLOSING

(a) Closing Data. The "Closing" of the transaction contemplated by this Agreement (that is. the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur on or before six (6) months from the effective date of this contract. Accordingly, the parties recognize and agree that time Is of the essence with respect to the Closing Date, and Purchaser's failure to close on such date shall entitle Seller to exercise any and all remedies provided herein for default by Purchaser including taking all deposits by Buyer under this contact as liquidated damages.

(b) Closing Documents.

Purchaser shall deliver or Cause to be delivered to Seller at Closing the funds required, an executed counterpart of the Closing Statement, and such other documents and affidavits as are required by the Tide Insurer

(c) Closing Prorations and Adjustments

The following items are to be prorated or adjusted (as appropriate) as of the close of business on the day preceding the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day preceding the Closing Data and Purchaser shall be deemed the owner of the, Property on the Closing Date:

(i) real estate Wire (on the basis of the most recent ascertainable tax, bill if the current bill is not then available); provided, however, either party shall have the right to require reproration of taxes if the actual tax bill for the year in which closing occurs varies from the prorations reflected on the Closing Statement

(ii) any liens for assessments which are due and payable on or before the Closing Date shall be paid by Seller and any assessments which become due after Closing shall be assumed by Purchaser, As to any assessments which are payable in installments. Seller shall be responsible for payment of any installments which are due prior to Closing (and the installment applicable to the year of Closing shall be prorated between Seller and Purchaser) and Purchaser shall assume responsibility for payment of all subsequent installments;

(iii) assessments, dues, fees and expenses of any applicable master or sub-association. any community development district end arty special taxing district shall be prorated at time of Closing; provided, however, that if any assessments are payable in installments Seller shall be responsible ear all installments due for the year peter to

2 of 9

Closing, the Installment for the year of Closing shall be prorated between Pw.-hnser and Seller, and Purchaser shall be responsible for all installments due subsequent to the year In which Closing oceans; end

Seller shall retain all rights with respect to any refund of taxes cell assessments applicable to any period prior to the Closing Date.

(d) Transaction Costs. Purchaser shall pay the documentary stamp taxes and surtax (if any) on the deed of conveyance, the costs of the Survey and for all of Purchaser's inspection and due diligence investigations. Seller shall select the title agent but the cost of the premium for the owner's title insurance policy to be issued to Purchaser shall be paid for by Purchaser at well as all related title search, lien search, title examination, update, recording couriers. and other closing costs.

5. Brokerage

Buyer warrants and represents to the Seller that it has not dealt or consulted with any real estate broker or agent in connection with the Property other than Westvest Associates, Inc. which shall he paid at chatting by Keller in the amount of Thirteen Thousand Two Hundred Dollars ($ 13,200).

6. DEFAULT AND REMEDIES

(a) Seller's Default. Notwithstanding anything to the contrary contained in this Agreement, if this transaction Is not closed as a result of Seller's default then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either (1) the Earnest Money shell be returned to Purchaser, in which event this Agreement shall be null and void. and neither party shall have any further rights or obligations under this Agreement (except for those provisions of this Agreement which specifically survive termination), or (2) Purchaser may seek specific performance of this Agreement if, but only if, Purchaser complies with the following: (e) Purchaser gives notice to Seller within fifteen (15) days after Seller's default that Purchaser intends to seek specific performance;
(b) Purchaser, within thirty (30) days after having given written notice pursuant to (a) above, institutes legal proceedings far specific performance; and (C) prior to, or simultaneously with Purchaser's instituting legal proceedings pursuant to (b) above, (i) the chief executive officer of Purchaser delivers to Seller an affidavit verifying that Purchaser is ready, willing end able to complete the purchase and has sufficient funds available to pay the Purchase Price, together with reasonable evidence and/or verification thereof; and (ii) Purchaser increases the deposit with Escrow Agent to an amount not leas then twenty-five percent of the Purchase Price, Purchaser's failure to seek specific performance in full compliance with (a), (b) and (C) above shall constitute its election to proceed under clause (I) above. The option selected by Purchaser shall be Purchaser's sale and exclusive remedy and in no event shall Purchaser be entitled to damages. in the event Purchaser wrongfully institutes a specific performance suit or wrongfully files a Lis Pendens against the Property or any portion thereof, Purchaser shall indemnify and hold Seller harmless from and against all losses, claims, liabilities, damages, injuries, penalties and other casts (including reasonable attorneys' fees) at the trial level and at all levels of appeal and expenses of any and every kind whatsoever paid, incurred or suffered as a result thereof and all amounts deposited by Purchaser with Escrow Agent may be applied towards payment thereof.

(b) Purchaser's Default. If this transaction is not closed as a result of Purchaser's default all Earnest Money shall be released to, and retained by. Seller as agreed upon and liquidated damages and as Seller's sole and exclusive remedy, in which event this Agreement shall be null and void, and neither party shall have any further rights or obligations under this Agreement (except for those provisions of this Agreement which specifically survive termination). Seller and Purchaser recognize and agree that if Purchaser fails to close this transaction in accordance with the terms of this Agreement, Seller's damages will be impossible to ascertain but will be substantial and that

3 of 9
forfeiture of the Earnest Money to Seller is fair and reasonable and not a penalty.

(c) Post-Closing Default. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

7. PURCHASER'S REPRESENTATIONS AND WARRANTIES

(a) Purchaser represents arid warrants to Seiler that, as of the date of this Agreement;

(i) Organization: Authority. Purchaser is a limited liability company validly existing under the laws of the State of Florida. Purchaser has the full power and authority under Purchaser's Articles of Organization and its Operating Agreement ("Purchaser's Organizational Documents") to purchase the Property in accordance with the terms at this Agreement No consent of any other person or entity is required in connection with Purchaser's execution And delivery of this Agreement and performance of Purchaser's obligations hereunder.

(ii) No Breach. The execution and delivery of this Agreement, the consummation of the transaction provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or Constitute a default under any agreement to which Purchaser is a party or under Purchaser's Organizational Documents.

(iii) No Inducement. Purchaser has not been induced to execute and deliver this Agreement by, and has not relied upon, any representation, warranty or statement which is not expressly set forth in this Agreement.

(iv) Sophisticated Investor. Purchaser is a sophisticated investor and is fully capable of evaluating the risks of purchasing the Property In accordance with the terms of this Agreement (including Purchaser's agreement to accept the Property "as-is, where-is and with all faults" as more fully provided herein),

(v) No Implied Contingencies. Purchaser understands and agrees that Purchaser's obligations hereunder are not subject to or conditioned upon satisfaction of any contingencies or conditions not specifically set forth herein. Without limiting the generality of the foregoing, Purchaser's obligations hereunder are not subject to, or conditioned upon, Purchaser's ability to obtain financing or equity funds or Purchaser's ability to obtain site plan approval, building permit, certificate of occupancy, or any other governmental approvals.

8. INSPECTION PERIOD

(a) Purchaser shall hive from the date of this Agreement until tan (le) days after the date of this Agreement At 3:00 p.m. ("Inspection Period") to enter upon and inspect the Real Property and to conduct engineering, environmental, soil end any other tests or studies as Purchaser may deem necessary or advisable and otherwise to evaluate the Property. Purchaser's investigations may include all matters which may be of concern to Purchaser with respect to the Property, including without limitation, governmental laws, rules, and regulations (and the Property's compliance or non-compliance therewith), zoning, concurrency, platting requirements, site plan requirements, impact fees, on-site and off-site obligations. physical condition of the Property, requirements of any applicable development order Or agreement, access, off-site conditions, any applicable association, any present or future common areas, economic feasibility of Purchaser's acquisition, availability of utilities, site conditions, access, soil conditions, the surrounding area, likelihood of obtaining required governmental approvals, affect of Permitted Exceptions, affect of any community development or special taxing districts, and any other matters of concern to Purchaser Any entry, inspections, tests, and studies shall not damage the Property and shall be conducted only during normal business

4 of 9
hours and after not less than twenty four (24) hours notice to Seller. At Seller's option, Seller may have a representative present during any such entries or inspection. Purchaser shall keep the Property free and clear of any mechanic's or material man's liens arising out of any entry, inspection, test or study and if any such liens are filed. Purchaser shall cause any mechanic's or material man's liens to be released or transferred to bond within five (5) business days after Purchaser is aware of such filing. Prior to the expiration of the Inspection Period, Purchaser and Seller shall agree on the square footage of the Property. tests.

If during the Inspection Period, Purchaser in its sole discretion determines the Property to be acceptable and elects to proceed with the transaction contemplated hereby, Purchaser shall on or before the expiration of the Inspection Period (1) give written notice to Seller of Purchaser's acceptance of the Property "AS IS WHERE-IS AND WITH ALL FAULTS," and Purchaser's Intent to proceed to Closing ("Acceptance Novice") and (2) deliver the Additional Earnest Money to Escrowee. If Purchaser shall fail to give Acceptance Notice and pay the Additional Earnest Money prior to the expiration of the Inspection Period, this Agreement shall automatically be terminated. Upon such termination Escrowee shall refund the Initial Earnest Money and all interest accrued thereon to Purchaser, and thereafter neither party shall have any neither obligations under this Agreement, except fee those obligations which specifically survive the termination of this Agreement as provided herein.

9. AS-IS WHERE IS TRANSACTION: RELEASE

(a) Seller makes and shall make to Purchaser no warranty regarding the title to the Property except as to any warranties which will he contained in the Instruments to he delivered by Seller at Closing in accordance with this Agreement, except as specifically set forth in this Agreement, and Seller makes and shall make no representation or warranty either expressed or implied (except as specifically set forth in this Agreement) regarding the condition, operability, safety, fitness fur intended purpose, use, governmental requirements, development potential, utility availability, legal access, Impact fees, concurrency, economic feasibility or any other matters whatsoever with respect to the Property- The Purchaser specifically acknowledges and agrees that Seller shall sell and Purchaser shall purchase the property on an "AS-IS WHERE IS AND WITH ALL FAULTS" basis and that, except for the Seller's warranties specifically set forth In this Agreement, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or Implied, from Seller, its agents, officers, or employees, as to any matters concerning the Property including, without limitation, any matters relating to: (1) the quality, nature, adequacy, or physical condition of the Property, (2) the quality, nature, adequacy, or physical condition of soils, fill, geology, or any groundwater, (3) the existence, quality, nature, adequacy, or physical condition of utilities serving this Property, (4) the development potential income potential, or expenses of the Property, (5) the Property's value, use, habitability, or merchantability, (6) the fitness, suitability. or adequacy of the Property for any particular use or purpose. 7) the zoning or other legal statue of the Property or any other public or private restrictions on the use of the Property, (6) the compliance of the Property Or its operation with any applicable codes, laws, rules, regulations, statutes, ordinances, covenant', Judgments, orders, directives decisions, guidelines, conditions, or restrictions of any governmental or quasi-governmental entity or of any other person or entity, including, without limitation, environmental person or entity, including without limitation, environmental laws, (9) the presence of Hazardous Materials (as defined in subparagraph (d) below) or any ether hazardous or toxic materials on, under, or about the Property or the adjoining or neighboring property, (10) the freedom of the Property from latent or apparent vices or defects, (11) peaceable possession of the Property, (12) environmental matters of any kind or nature whatsoever relating to the Property, (13) any master or sub-association,
(14) any development order or agreement, (15) the Permitted Exceptions, or (16) any other matter or matters of any nature or kind whatsoever relating to the Property.

(b) Purchaser shall have no rights or claims whatsoever against Seller for damages, rescission of the sale, or

5 of 9
reduction or return of the Purchase Price because of any matter not specifically warranted to Purchaser in this Agreement by Seller, and all such, rights and claims are hereby expressly waived by Purchaser.

(c) Purchaser acknowledges and agrees that any Information which was or is provided to Purchaser by Seller or its agents or contractors is provided solely as an accommodation to Purchaser and may contain errors or omissions and may be incomplete. Purchaser understands that Purchaser has no right to rely upon any such information and recognizes that Purchaser must determine all facts and circumstances with respect to the Property through its own Investigations and with the advice of Purchaser's own agents anti consultants during the Inspection Period. Purchaser hereby release Seller and its agents from any claims Purchaser might otherwise have based upon any errors or omissions in such material,.

10. MISCELLANEOUS

(a) All Understandings and agreements heretofore had between Seller and Purchaser with respect to the Property art merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor agent or representative of Seller has made, and Seller Is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, Statements, inducements, representations or information pertaining to the Property. (b) This Agreement shall not be modified or amended except in a written document signed by both Seller and Purchaser. This Agreement shall not be recorded in the Public Records and any attempt to do so shall constitute an event of default hereunder.

(c) Time is of the essence with respect to this Agreement.

(d) This Agreement shall he governed and interpreted in accordance with the laws of the State of Florida (without regard to conflicts of law),

(e) IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY EITHER PARTY UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE PROPERTY OR THE CLOSING DOCUMENTS, SELLER AND PURCHASER KNOWINGLY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY,

(f) Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantity, may prevent health risks to persons who are exposed to it over time- Levels of radon that exceed federal and state guidelines have been found in buildings in Florida Additional information regarding radon and radon testing may be obtained from your county public health unit.

(g) This Agreement is solely between Seiler and Purchaser and their permitted assigns and no other party shall be entitled to rely upon any provision hereof for any purpose whatsoever.

(h) In the event of any litigation arising out of or under this Agreement and/or out of ownership of the Property, the prevailing party shall be entitled to collect from the non-prevailing party reasonable attorneys' fees and costs at the trial level end at all levels of appeal. Buyer and Seller hereby submit to the jurisdiction of the civil Courts of the State of Florida and the United States District Courts located in the State of Florida in respect of any suit or other proceeding brought in connection with or arising out of this Contract and venue shall be in the county in which the Real Property is located or at Seller's option, Miami-Dade County.

6 of 9

(i) Seller's Attorney. Purchaser acknowledges that the Escrowee and Title Agent are also Seller's attorney in this transaction, and Purchaser hereby consents to the Escrowee's representation of Seiler in any litigation which may arise out of or is otherwise related to this Agreement and waives any-claims of conflict of interest with respect thereto.

11. Pre-Closing Occupancy Agreement

Proved that Purchase has completed its inspection and has accepted the Property in its as is where is condition and has been approved by the association and the Seller is ready to vacate the space then Buyer may take occupancy of before closing.

12. Closing Discount.

Provided the Purchaser closes prior to six (6) months from the effective date then Purchaser shall be entitled to a discount on the purchase price in the form of a credit at closing. The Purchaser shall he given a credit in the amount of One Hundred Sixty Six Dollars and 661100 (S 166.66) for each day before six (6) months from the effective date. This credit, If any, will be shown on the closing statement by taking the treat credit end applying same toward' Purchaser's closing costs.

13. Occupancy Credit

Seller shall credit to Buyer at closing an amount equal to $53.33 per day for each day after the dare upon which buyer lakes partial occupancy of the condo unit. Seller shall be allowed to remain in part occupancy of the property and have use of approximately 1/3 of the space more particularly one half of the upstairs office area and a small portion of warehouse space on the ground floor until such time as seller no longer needs the space provided however seller shall vacate premises no later than 6 months attar the effective date of this agreement. In the event the transaction is closed and the seller is still in occupancy than seller shall pay to buyer $1600 dollar a month prorated based on actual daily usage until seller vacates in accordance with this section,

IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.


WITNESSESS:                             SELLER:

______________________                  By: /s/ Jose Luis Zreik-Koomi 12/17/2004

Print Name: __________                  Name: Jose Luis Zreik-Koomi
                                        Title: Manager Grupe Akkar, LLC

7 of 9

(i) Seller's Attorney. Purchaser acknowledges that the Escrowee and Title Agent are also Seller's attorney in this transaction, and Purchaser hereby consents to the Escrowee's representation of Seller in any litigation which may arise out of or is otherwise related to this Agreement and waives any claims of conflict of interest with respect thereto.

11. Pre- Closing Occupancy Agreement

Provided that Purchaser has completed its inspection and has accepted the Property in its as is where is condition and has been approved by the association then it may take occupancy of the unit on December 21, 2004 or at such later date as the forgoing has been complied with .

12. Closing Discount.

Provided the Purchaser closing prior to six (6) months from the effective date then Purchaser shall be entitled to a discount on the purchase price in the form of a credit at closing. The Purchaser shall be given a credit hi the amount of One Hundred Sixty Six Dollars and 66/100 ($166.66) for each day before six (6) months from the effective date. This credit, if any. will bet shown on the closing statement by taking the total credit end applying same towards Purchaser's close costs.

IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.


WITNESSESS:                             SELLER:

______________________                  By: ___________________________

Print Name: __________                  Name: Jose Luis Zreik-Koomi
                                        Title: Manager Grupe Akkar, LLC


WITNESSESS:                             PURCHASER:

______________________                  By: ___________________________

Print Name:___________                  Name: Fernando R. Praca
                                        Title: Manager, Extreme, LLC


WITNESSESS:                             Guarantor / Co-Signor

______________________                  By: /s/ Kenneth Clinton
                                            -------------------
Print Name: __________                  Name: Kenneth Clinton
                                              ---------------
                                        Title: COO
                                               ---

                                        Company: Genesis Technology Group, Inc.

WITNESSESS:                             PURCHASER:

______________________                  By: /s/ Fernando R. Praca
                                            ---------------------
Print Name:___________                  Name: Fernando R. Praca
                                        Title: Manager, Extreme, LLC


WITNESSESS:                             Guarantor / Co-Signor

______________________                  By: ___________________________

Print Name: __________                  Name: _________________________

                                        Title: ________________________

                                        Company: Genesis Technology Group, Inc.


                                    EXHIBIT A

Encroachments, overlaps, boundary line disputes, and any other matters which would be disclosed by an accurate survey and inspection of the premises.

Easements or claims of easements not shown by the public records.

Any lien, or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law and not shown by the public records,

Anyadverse ownership claim by the State of Florida by right of sovereignty to any portion of the lands insured hereunder, including submerged, filled and artificially exposed lands, and lands accreted to such lands. The lien of all taxes for the year 2005 and thereafter, which are not yet due and payable.

Any adverse ownership claim by the State of Florida by right of sovereignty to any portion of the lands insured hereunder, including submerged, filled, and artificially exposed lands and lands accreted to such lands. Restrictions, conditions, reservations, easements and other matters contained on the Plat of Miami West Business Park, as recorded in Plat Book 154, Page(s) 76, Public Records of Miami Dade County, Florida.

Terms, provisions, covenants, liens, conditions and options contained and tights and easements established by the Declaration of Condominium of Palmetto West Park Condominium, and all exhibits attached thereto and recorded in O.R. Book 19536, Page 76, amended O.R. Book 20157, Page 1948, Second Amendment to Declaration, recorded at O.R. Book 22085, Page 4716, recorded 3.2.04, Such Declaration and/or Amendment(s) establishes and provides for easements, liens, charges, assessments, an option to purchase, a right of first refusal, and the prior approval on future purchaser or occupant.

Declaration of Restrictive Covenants in lieu of Unity of Title filed in O.R. Book 12212, Page 2836, of the Public Records of Miami-Dade County, Florida.

8 of 9

Easement in favor of Miami Dade Water and Sewer Authority filed in O.R. Book 9990, page 842, Public Records of Miami-Dade County, Florida.

Agreement for Construction of Sanitary Sewage Facilities in O.R. Book 9690, Page 1636, of the Public Records of Miami-Dade County, Florida.

Agreement for Construction of the Water Facilities filed in O.R. Book 9690, Page 1614, of the Public Records of Miami-Dade County, Florida.

Ordinance No. 87-22 filed in O.R. Book 13297 Page 1747, of the Public Records of Miami-Dade County, Florida.

Application and Acceptance of Conditional Building Permit filed in O.R. Book 19186, Page 4289, O.R. Book 19186, Page 4292. of the Public Records of Miami-Dade County, Florida.

Covenant for Maintenance of Landscaping within Right of Way filed in O.R. Book 19236, Page 2780, of the Public Records of Miami-Dade County, Florida.

Easement In favor of Metropolitan Dade County, contained in instrument recorded in O.R. Book 13666, Page 3357, Public Records of Miami-Dade County, Florida.

Agreement for Water and Sanitary Sewage Facilities recorded in O.R. Book 19561, Page 2179, of the Public Records of Miami-Dade County, Florida.

Covenant recorded in O.R. Book 19561, Page 2627, of the Public Records of Miami-Dade County, Florida. Unity of Title filed in O.R. Book 19561, Page 2632, of the Public Records of Miami-Dade County, Florida.

Easement in favor of Miami Dade Water and Sewer Department, contained In instrument recorded in Miami-Dade County, in O.R. Book 20307, Page 1568, Public Records of Miami-Dade County, Florida.

9 of 9